Exhibit 99(a)

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Schedule II — Valuation and Qualifying Accounts

(Dollars in Millions)

		Additions
Classification	Balance at Beginning of Year	Charged to Cost and Expenses		Charged to Other Accounts	Acquisition		Deductions		Balance at End of Year
Year Ended December 31, 2006:
Deferred Tax Valuation Allowance	$11.1	$		$.8	$		$		$11.9
Allowance for Doubtful Accounts	2.9		(2.9)
Year Ended December 31, 2005:
Deferred Tax Valuation Allowance	8.9					11.1		8.9	11.1
Allowance for Doubtful Accounts	4.8							1.9	2.9
Year Ended December 31, 2004:
Deferred Tax Valuation Allowance	122.7		(113.8)						8.9
Allowance for Doubtful Accounts	4.8		1.6					1.6	4.8